Exhibit (a)(7)

SEQUOIA FUND, INC.

ARTICLES OF AMENDMENT

Sequoia Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to add a new Article Twelfth to read as follows:

TWELFTH: The Board of Directors may cause the Corporation to redeem at net asset value all or any proportion of the outstanding shares of Common Stock from a holder (1) upon such conditions with respect to the maintenance of stockholder accounts of a minimum amount as may from time to time be established by the Board of Directors in its sole discretion or (2) upon such conditions established by the Board of Directors in its sole discretion, for any other purpose, including, without limitation, a reorganization or liquidation of the Corporation. Payment for shares of Common Stock redeemed at the option of the Corporation may be made wholly or partly in cash or portfolio securities of the Corporation and, in the case of a reorganization, wholly or partly in cash or equity interests in another legal entity, and the form of payment may vary among the holders of Common Stock in the discretion of the Board of Directors.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 9 day of March, 2026.

ATTEST:	SEQUOIA FUND, INC.

/s/ Yau Dun Lee	By:	/s/ John B. Harris
Yau Dun Lee		John B. Harris
Secretary		President